Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Evogene Ltd. Share Option Plan (2002), Key Employee Share Incentive Plan, 2003 and 2013 Share Option Plan, of our report dated November 19, 2013, with respect to the consolidated financial statements of Evogene Ltd. for the years ended December 31, 2012 and 2011 included in the final Registration Statement on Form F-1 (No. 333-191315) and related Prospectus dated November 20, 2013.

/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
February 6, 2014